UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 27, 2011

AMICO GAMES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53711	98-0579264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2nd Floor, Zhonhshan Avenue No. 238, Tianhe District, Guangzhou, Canton Province, China 51030
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  86 20 8556 2666

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 27, 2011, we accepted a consent to act from Roger Ding. We increased the number of directors on our board of directors to two (2) and appointed Mr. Ding to fill the ensuing vacancy.

On October 28, 2011, we accepted the resignation from Peter Liu as president and chief executive officer of our company. Mr. Liu’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Liu’s resignation, we appointed Carter Jun Ho, our chief financial officer and director, as president and chief executive officer of our company, effective October 28, 2011.

Carter Jun Ho

Carter Jun Ho has been our chief financial officer and a member of our board of directors since October 14, 2011.

Mr. Ho has over 10 years experience in financial control of various industries in China.  From November 2006 to May 2010, Carter Jun Ho was a finance manager at Fujian Helun Weaving and Textile Limited, a textile company based in Fujian Province, People’s Republic of China.  Since June 2010 to present, Mr. Ho has been a financial controller at Shanghai Aurogon InfoTech Limited, a software development company based in Shanghai, People’s Republic of China.  Mr. Ho acquired a Bachelor of Arts degree in Economics from the Xiamen University of China.

We appointed Carter Jun Ho as our president and chief executive officer due to his financial background.

Roger Ding

Since 2001, Roger Ding has served as a director and general manager of Quanzhou Dongyuan Computer Weave Company Limited.  Mr. Ding received a diploma in Agriculture from the Quanzhou City Agriculture Technical College in 1982.

We appointed Roger Ding as a member to our board of directors due to his management experience.

Our board of directors now consists of Carter Jun Ho and Roger Ding.

There are no transactions since the beginning of its last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Ho or Mr. Ding have or will have a direct or indirect material interest which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICO GAMES CORP.
/s/ Carter Jun Ho
Carter Jun Ho
President, Chief Executive Officer and Director
Date:	November 7, 2011